                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934



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.............................Trikon Technologies, Inc............................
                (Name of Registrant as Specified in Its Charter)

.................................................................................
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                                                                   [TRIKON LOGO]

Trikon Technologies, Inc., Ringland Way, Newport, Gwent NP18 2TA, United Kingdom


Press Release

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                    TRIKON URGES STOCKHOLDERS TO VOTE AT THE
                 2003 ANNUAL MEETING TO BE HELD ON MAY 22, 2003

NEWPORT, Wales, United Kingdom, May 21, 2003 - Trikon Technologies, Inc. (Nasdaq: TRKN), a technology leader in the semiconductor equipment industry, issued the following additional information to its shareholders regarding the upcoming Annual Meeting to be held on May 22, 2003.

Trikon management asks stockholders to vote for its nominees for election to the board of directors:

Christopher D. Dobson
Nigel Wheeler
Jihad Kiwan
Robert Anderson
Richard Conn
Stephen Wertheimer

Management also asks stockholders to vote in favor of the adoption of Trikon's 2003 Omnibus Incentive Plan and in favor of the ratification of the selection of Ernst & Young LLP as Trikon's independent auditors for the 2003 fiscal year.

Trikon filed definitive proxy materials on April 21, 2003 and additional solicitation materials, on May 14 and 15, with the SEC. Stockholders are urged to carefully review the notice, proxy statement and additional solicitation materials before voting their shares.

Trikon has retained Innisfree M&A Incorporated to assist with the solicitation of proxies for the 2003 Annual Meeting. Trikon is paying Innisfree $20,000 plus expenses, currently anticipated to be $3,000, for their services. These costs are being born by Trikon.

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On May 12, 2003, Spinner Global Technology Fund, Ltd., the beneficial owner of
1,567,523 shares (including 92,593 shares underlying exercisable warrants) of Trikon Common Stock, which shares represent approximately 11.1% of outstanding shares of Trikon Common Stock, filed preliminary proxy materials with the SEC to seek to elect two of its nominees, William W.R. Elder and Peter J. Simone, to the Trikon board of directors. Spinner Global filed revised preliminary proxy materials with the SEC on May 20, 2003. Spinner Global is recommending that stockholders withhold authority to vote for Christopher D. Dobson and Stephen Wertheimer and vote for the Spinner Global nominees. Spinner Global is also recommending that stockholders vote against the Trikon 2003 Omnibus Incentive Plan. Spinner Global is making no recommendation with regard to the ratification of the selection of Ernst & Young LLP as Trikon's independent auditor for the 2003 Annual Meeting, but Spinner Global intends to vote for such proposal.

In addition to Spinner Global, the participants in Spinner Global's solicitation include Spinner Global's nominees and Art Spinner, a founder and director of Spinner Global. Spinner Global has retained Georgeson Shareholder Communications Inc. to assist it with the solicitation of proxies.

Spinner Global filed definitive proxy materials with the SEC on May 20, 2003.

Management believes that Spinner Global's proposals are not in the best interests of Trikon and its stockholders. Trikon's nominating committee and its new CEO have determined that if Trikon expands its Board, it should seek nominees who not only have strong ties to Asia, a market that Trikon is making a strong effort to penetrate, but also have device experience, as opposed to semiconductor equipment manufacturing experience. Furthermore, if Trikon opts to expand the size of its Board, Trikon believes that it would not be in Trikon's best interests to seek directors who are affiliated with competitors of Trikon. Spinner Global's proposed nominees lack these qualities. In addition, Trikon's current incentive plan expires at the end of the year and Trikon believes that the Omnibus Incentive Plan is the best way to provide appropriate incentives to management and employees of Trikon. Therefore, Trikon urges stockholders to vote for management's slate of nominees and the Omnibus Incentive Plan.

If Stockholders have any questions or need any assistance in voting their shares, please call Innisfree at 888-750-5834.

About Trikon Technologies:
Trikon Technologies, Inc. develops and manufactures advanced capital equipment for plasma etching and chemical and physical vapor deposition (CVD and PVD) for use in the production of silicon, compound semiconductors, opto-electronic and waveguide devices. These semiconductor and optical devices are used in a broad range of products including computers, telecommunications, consumer products and automobiles. Trikon's website can be visited at WWW.TRIKON.COM.

Trikon Technologies Contact:
Corporate contact
Carl Brancher                                               +44 (0) 1633 414111
CARL.BRANCHER@TRIKON.COM

US Investor Relations Contact
Allan Jordan, Golin/Harris International             +1 212 697 9191
AJORDAN@GOLINHARRIS.COM
                                       END